Exhibit 99.3

[TEXT OF COMMUNICATION TO BUSINESS PARTNERS OF KATE SPADE & COMPANY]

As you may have seen, Kate Spade & Company announced today that we will be acquired by Coach, Inc. and become an independent brand within the company’s portfolio of modern luxury lifestyle brands. I have included our press release from this morning below.

Please rest assured that Kate Spade & Company isn’t going anywhere. Teams dedicated to each brand will continue to run independently within Coach, Inc. Bringing our two companies together will take time and ultimately bring some changes, but for now, it is business as usual and there will be no disruptions to our brands, stores, website, day-to-day operations or agreements with you.

Coach, Inc. has been looking to acquire strong, desirable brands that have potential for long-term growth, which is precisely who we are, thanks in part to our partnership and collaboration with you.  Now, with today’s announcement, we will be better positioned to continue to write our growth story and to develop our lifestyle brand vision, expanding our categories across women’s, men’s, children’s and home and reaching our customers in all facets and phases of their lives.

On behalf of everyone here at Kate Spade & Company, thank you for your continued partnership with kate spade new york — you are a part of the reason we have been able to evolve into an industry-leading, global, multichannel lifestyle brand.

It’s an exciting time for Kate Spade & Company as we look to the future with great confidence and begin our next chapter.

[Partner owner]

Additional Information

The tender offer described in this document has not yet commenced. This document is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Coach, Inc. and its wholly owned subsidiary, Chelsea Merger Sub Inc., intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Kate Spade & Company intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Coach, Inc., Chelsea Merger Sub Inc. and Kate Spade & Company intend to mail these documents to the Kate Spade & Company stockholders. INVESTORS AND SHAREHOLDERS SHOULD READ THOSE FILINGS CAREFULLY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking information related to Coach, Inc., Kate Spade & Company and the proposed acquisition of Kate Spade & Company by Coach, Inc. that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, anticipated earnings accretion and growth rates, Coach, Inc.’s and Kate Spade & Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Coach, Inc. and Kate Spade & Company, and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Kate Spade & Company’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Coach, Inc.’s common stock and on Coach, Inc.’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; and future business combinations or disposals. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Coach, Inc.’s overall business, including those more fully described in Coach, Inc.’s filings with the U.S. Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K for the fiscal year ended December 31, 2016, and its quarterly reports filed on Form 10-Q for the current fiscal year, and Kate Spade & Company’s overall business and financial condition, including those more fully described in Kate Spade & Company’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2016, and its quarterly reports filed on Form 10-Q for the current fiscal year.

The forward-looking statements in this document speak only as of this date. We expressly disclaim any current intention to update or revise any forward-looking statements contained in this document to reflect any change of expectations with regard thereto or to reflect any change in events, conditions, or circumstances on which any such forward-looking statement is based, in whole or in part.